Exhibit 23.1

                    CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the application of our report dated February 28, 1995, which appears on page FS-13 of Chevron's Current Report on Form 8-K dated March 10, 1995, to the summarized financial data of Chevron Transport Corporation appearing in this Form 8-K when such data are read in conjunction with the consolidated financial statements of Chevron Corporation appearing in the Current Report on Form 8-K dated March 10, 1995. The audit referred to in this report also included such data.


/s/ Price Waterhouse

PRICE WATERHOUSE LLP

San Francisco, California
February 28, 1995